Exhibit 3(i)           AMENDED AND RESTATED
                     ARTICLES OF INCORPORATION
                                 OF
                        NORTH VALLEY BANCORP

The undersigned certify that:

1. They are the president and the secretary, respectively, of North Valley Bancorp, a California corporation.

2. The Articles of Incorporation of this corporation are amended and restated to read as set forth in Exhibit A hereto and are incorporated by reference herein.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number ofoutstanding shares of the corporation is 1,842,510. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

5. This corporation has outstanding securities designated as qualified for trading as a national market system security on the National Association of Securities Dealers Automatic Quotation System and has at least 800 holders of its equity securities as of the record date of this corporation's most recent annual meeting.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE:  May 26, 1998

             /s/ Martin R. Sorensen
             Martin R. Sorensen, President


             /s/ J.M. Wells, Jr.
             J.M. Wells, Jr., Secretary



                               EXHIBIT A
                         AMENDED AND RESTATED
                       ARTICLES OF INCORPORATION
                                  OF
                          NORTH VALLEY BANCORP

                               FIRST

                  The name of this corporation is:

                        NORTH VALLEY BANCORP


                               SECOND

  The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
                               THIRD

  a. Any action required to be taken at any annual or special meeting of shareholders of this corporation, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the board of directors of this corporation, by resolution, shall have previously approved any such action.

  b. No holder of any class of stock of the corporation shall be entitled to cumulate votes in connection with any election of directors of the corporation.
                               FOURTH

  Capitalization. This corporation is authorized to issue two classes of shares designated "Common Stock," and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 20,000,000, and the number of shares of Preferred Stock authorized to be issued is 5,000,000. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                               FIFTH

  a. Liability of Directors. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

  b. The corporation shall indemnify any director or officer of the corporation in all circumstances in which indemnification is permitted by the provisions of section 317(b) and (c) of the California Corporations Code and shall advance the expenses of any director or officer in all circumstances in which such advancement of expenses is permitted by the provisions of section 317(f) of the California Corporations Code; provided, however, that such indemnification is not authorized with respect to an action for a breach of the duty of the director or officer to the corporation or its shareholders if any of the exceptions to exoneration from liability of directors set forth in section 204(a)(10) of the California Corporations Code are applicable. In addition to the mandatory indemnification provided for in this Article Fifth, the corporation is authorized to provide indemnification of agents (as defined in section 317 of the California Corporations Code) through by-law provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by section 317 of the California Corporations Code, to the fullest extent permissible under California law. The corporation is further authorized to provide insurance for agents in accordance with and subject to the provisions of section 317(i) of the California Corporations Code.

  c. Any repeal or modification of sub-Articles "a" and "b" above by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.